As filed with the Securities and Exchange Commission on October 18, 2000

Registration No. 333-46578

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
Form S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

SANGSTAT MEDICAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

94-3076-069
(I.R.S. Employer Identification No.)

__________________________

6300 Dumbarton Circle
Fremont, California 94555
(510) 789-4300
(Address and telephone number of Registrant's principal executive offices)

Carole L. Nuechterlein, Esq.
SangStat Medical Corporation
6300 Dumbarton Circle
Fremont, California 94555
(510) 789-4300
(Name, address and telephone number of agent for service)

___________________________

Copy to:
Edwin D. Williamson, Esq.
Sullivan & Cromwell
1701 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
(202) 956-7500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE
Title Of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common Shares, par value $.001, of SangStat Medical Corporation	500,773	$15.1125	$7,567,931.96	$1,998

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average bid and asked price of our common stock on the Nasdaq National Market as of September 22, 2000.

(2) Previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 on Form S-3/A is filed by SangStat Medical Corporation as an amendment to its Registration Statement on Form S-3 filed with the SEC on September 25, 2000 solely to amend and restate in its entirety Exhibit 5.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the shares registered under this registration statement:

Securities and Exchange Commission Registration Fee Legal Fees and Expenses Accounting Fees and Expenses Miscellaneous Total	$1,998 7,500 5,000 1,000 $15,498

We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Certificate of Incorporation and By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors. The Registrant also has purchased and maintained insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
4.1

Provisions of the Company's Restated Certificate of Incorporation, dated as of June 2, 1995, that define the rights of securityholders (incorporated by reference to the Company's registration statement on Form 8-B filed with the SEC on December 4, 1995, to which these provisions were attached as an exhibit).

4.2

Provisions of the Company's Certificate of Designation for the Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on August 16, 1995 (incorporated by reference to the Company's current report on Form 8-K filed with the SEC on August 14, 1995, to which these provisions were attached as an exhibit).

4.3

Provisions of the Company's Restated Bylaws that define the rights of securityholders (incorporated by reference to Exhibit 3.5 to SangStat's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

4.4*	Registration Rights Agreement, dated as of March 19, 1999, by and between the Company and Warburg Dillon Read LLC.
5	Amended Opinion of Carole L. Nuechterlein regarding the validity of the shares.
23.1*	Independent Auditors' Consent.
23.2	Consent of Carole L. Nuechterlein. (Included in 5)
24*	Powers of Attorney.

* Previously filed on September 25, 2000 as an exhibit to this Registration Statement

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SangStat Medical Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California, on October 18, 2000.

SangStat Medical Corporation

By:	/s/ Stephen G. Dance

Name: Stephen G. Dance
Title: Senior Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of October 18, 2000.

Signature	Title
/s/ Jean-Jacques Bienaimé* Jean-Jacques Bienaimé	Chief Executive Officer, Chairman of the Board of Directors
/s/ Stephen G. Dance Stephen G. Dance, CPA, FCA	Senior Vice President, Finance (Principal Accounting Officer)
/s/ Fredric J. Feldman* Fredric J. Feldman, Ph.D.	Director
/s/ Elizabeth Greetham* Elizabeth Greetham	Director
../s/ Richard D. Murdock* Richard D. Murdock	Director
/s/ Andrew Perlman* Andrew Perlman, M.D., Ph.D.	Director
/s/ Vincent Worms* Vincent Worms	Director

* By: /s/ Stephen G. Dance

Stephen G. Dance

Attorney-in-fact

INDEX TO EXHIBITS
Exhibit Number	Description of Exhibit	Page Number
4.1

Provisions of the Company's Restated Certificate of Incorporation, dated as of June 2, 1995, that define the rights of securityholders (incorporated by reference to the Company's registration statement on Form 8-B filed with the SEC on December 4, 1995, to which these provisions were attached as an exhibit).

4.2

Provisions of the Company's Certificate of Designation for the Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on August 16, 1995 (incorporated by reference to the Company's current report on Form 8-K filed with the SEC on August 14, 1995, to which these provisions were attached as an exhibit).

4.3

Provisions of the Company's Restated Bylaws that define the rights of securityholders (incorporated by reference to Exhibit 3.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

4.4*	Registration Rights Agreement, dated as of March 19, 1999, by and between the Company and Warburg Dillon Read LLC.
5	Amended Opinion of Carole L. Nuechterlein regarding the validity of the shares.
23.1*	Independent Auditors' Consent.
23.2	Consent of Carole L. Nuechterlein. (Included in 5)
24*	Powers of Attorney (included on signature page herein).

* Previously filed on September 25, 2000 as an exhibit to this Registration Statement